Exhibit 99.1

The Chefs’ Warehouse Reports Second Quarter 2024 Financial Results
Ridgefield, CT, July 31, 2024 - The Chefs’ Warehouse, Inc. (NASDAQ: CHEF) (the “Company” or “Chefs’”), a premier distributor of specialty food products in the United States, the Middle East, and Canada, today reported financial results for its second quarter ended June 28, 2024.

Financial highlights for the second quarter of 2024:

•Net sales increased 8.3% to $954.7 million for the second quarter of 2024 from $881.8 million for the second quarter of 2023.
•GAAP net income was $15.5 million, or $0.37 per diluted share, for the second quarter of 2024 compared to $9.9 million, or $0.25 per diluted share, in the second quarter of 2023.
•Adjusted net income per share1 was $0.40 for the second quarter of 2024 compared to $0.35 for the second quarter of 2023.
•Adjusted EBITDA1 was $56.2 million for the second quarter of 2024 compared to $51.1 million for the second quarter of 2023.

“Second quarter customer demand and pricing displayed typical seasonality as revenue and profitability continued to build as expected - moving from a solid first quarter into the seasonally stronger second quarter months. Our operating divisions across domestic and international markets delivered strong unique customer and item placement growth and managed pricing effectively while providing our customers with high-quality product and high-value service”, said Christopher Pappas, Chairman and Chief Executive of the Company. “We are extremely proud of all our teams, from sales, sourcing, pricing, operations and support functions, coming together to deliver value to our customers and leveraging our diverse and broad supply chain, value-add processing and culinary expertise to assist our customers with managing menu development as well as product and labor related costs.”

Second Quarter Fiscal 2024 Results

Net sales for the second quarter of 2024 increased 8.3% to $954.7 million from $881.8 million in the second quarter of 2023. The growth in net sales was the result of an increase in organic sales of approximately 7.2% as well as the contribution of sales from acquisitions, which added approximately 1.1% to sales growth for the quarter. Organic case count increased approximately 4.7% in the Company’s specialty category for the second quarter of 2024 with unique customers and placement increases at 8.2% and 11.3% respectively, compared to the second quarter of 2023. Organic pounds sold in the Company’s center-of-the-plate category increased approximately 2.9% for the second quarter of 2024 compared to the second quarter of 2023.

Gross profit increased 9.9% to $229.0 million for the second quarter of 2024 from $208.4 million for the second quarter of 2023. The increase in gross profit dollars was primarily as a result of increased sales and price inflation. Gross profit margins increased approximately 35 basis points to 24.0%.

Selling, general and administrative expenses increased by approximately 8.8% to $194.8 million for the second quarter of 2024 from $179.0 million for the second quarter of 2023. The increase was primarily due to higher depreciation and amortization driven by acquisitions and facility investments, and higher costs associated with compensation and benefits, facilities and distribution to support sales growth. As a percentage of net sales, selling, general and administrative expenses were 20.4% in the second quarter of 2024 compared to 20.3% in the second quarter of 2023.

Other operating expenses, net decreased by $3.8 million primarily due to an impairment charge on customer relationships intangible assets of $1.8 million recorded during the second quarter of 2023
1EBITDA, Adjusted EBITDA, adjusted net income and adjusted net income per share are non-GAAP measures. Please see the schedules accompanying this earnings release for a reconciliation of EBITDA, Adjusted EBITDA, adjusted net income and adjusted net income per share to these measures’ most directly comparable GAAP measure.

related to the loss of a significant Hardie’s Fresh Foods customer post-acquisition and lower third-party deal costs incurred in the second quarter of 2024 in connection with business acquisitions and financing arrangements.

Operating income for the second quarter of 2024 was $33.9 million compared to $25.3 million for the second quarter of 2023. The increase in operating income was driven primarily by higher gross profit, partially offset by higher selling, general and administrative expense, as discussed above. As a percentage of net sales, operating income was 3.6% in the second quarter of 2024 as compared to 2.8% in the second quarter of 2023.

Net income for the second quarter of 2024 was $15.5 million, or $0.37 per diluted share, compared to $9.9 million, or $0.25 per diluted share, for the second quarter of 2023.

Adjusted EBITDA1 was $56.2 million for the second quarter of 2024 compared to $51.1 million for the second quarter of 2023. For the second quarter of 2024, adjusted net income1 was $17.0 million, or $0.40 per diluted share compared to adjusted net income of $14.4 million, or $0.35 per diluted share for the second quarter of 2023.

2024 Guidance

We are providing fiscal 2024 full year financial guidance as follows:

•Net sales in the range of $3.665 billion to $3.785 billion,
•Gross profit to be between $874.0 million and $902.0 million and
•Adjusted EBITDA to be between $208.0 million and $219.0 million.

Second Quarter 2024 Earnings Conference Call

The Company will host a conference call to discuss second quarter 2024 financial results today at 8:30 a.m. EDT. Hosting the call will be Chris Pappas, chairman and chief executive officer, and Jim Leddy, chief financial officer. The conference call will be webcast live from the Company’s investor relations website at http://investors.chefswarehouse.com. An online archive of the webcast will be available on the Company’s investor relations website.

Forward-Looking Statements

Statements in this press release regarding the Company’s business that are not historical facts are “forward-looking statements” that involve risks and uncertainties and are based on current expectations and management estimates; actual results may differ materially. The risks and uncertainties which could impact these statements include, but are not limited to the following: our success depends to a significant extent upon general economic conditions, including disposable income levels and changes in consumer discretionary spending; the relatively low margins of our business, which are sensitive to inflationary and deflationary pressures and intense competition; the effects of rising costs for and/or decreases in supply of commodities, ingredients, packaging, other raw materials, distribution and labor; crude oil prices and their impact on distribution, packaging and energy costs; our continued ability to promote our brand successfully, to anticipate and respond to new customer demands, and to develop new products and markets to compete effectively; our ability and the ability of our supply chain partners to continue to operate distribution centers and other work locations without material disruption, and to procure ingredients, packaging and other raw materials when needed despite disruptions in the supply chain or labor shortages; risks associated with the expansion of our business; our possible inability to identify new acquisitions or to integrate recent or future acquisitions, or our failure to realize anticipated revenue enhancements, cost savings or other synergies from recent or future acquisitions; other factors that affect

1EBITDA, Adjusted EBITDA, adjusted net income and adjusted net income per share are non-GAAP measures. Please see the schedules accompanying this earnings release for a reconciliation of EBITDA, Adjusted EBITDA, adjusted net income and adjusted net income per share to these measures’ most directly comparable GAAP measure.

the food industry generally, including: recalls if products become adulterated or misbranded, liability if product consumption causes injury, ingredient disclosure and labeling laws and regulations and the possibility that customers could lose confidence in the safety and quality of certain food products; new information or attitudes regarding diet and health or adverse opinions about the health effects of the products we distribute; changes in disposable income levels and consumer purchasing habits; competitors’ pricing practices and promotional spending levels; fluctuations in the level of our customers’ inventories and credit and other related business risks; and the risks associated with third-party suppliers, including the risk that any failure by one or more of our third-party suppliers to comply with food safety or other laws and regulations may disrupt our supply of raw materials or certain products or injure our reputation; our ability to recruit and retain senior management and a highly skilled and diverse workforce; unanticipated expenses, including, without limitation, litigation or legal settlement expenses; the cost and adequacy of our insurance policies; the impact and effects of public health crises, pandemics and epidemics, such as the outbreak of COVID-19, and the adverse impact thereof on our business, financial condition, and results of operations; significant governmental regulation and any potential failure to comply with such regulations; federal, state, provincial and local tax rules in the United States and the foreign countries in which we operate, including tax reform and legislation; risks relating to our substantial indebtedness; our ability to raise additional capital and/or obtain debt or other financing, on commercially reasonable terms or at all; our ability to meet future cash requirements, including the ability to access financial markets effectively and maintain sufficient liquidity; the effects of currency movements in the jurisdictions in which we operate as compared to the U.S. dollar; changes in the method of determining Secured Overnight Financing Rate (“SOFR”), or the replacement of SOFR with an alternative rate; and the effects of international trade disputes, tariffs, quotas and other import or export restrictions on our international procurement, sales and operations. Any forward-looking statements are made pursuant to the Private Securities Litigation Reform Act of 1995 and, as such, speak only as of the date made. A more detailed description of these and other risk factors is contained in the Company’s most recent annual report on Form 10-K filed with the SEC on February 27, 2024 and other reports filed by the Company with the SEC since that date. The Company is not undertaking to update any information until required by applicable laws. Any projections of future results of operations are based on a number of assumptions, many of which are outside the Company’s control and should not be construed in any manner as a guarantee that such results will in fact occur. These projections are subject to change and could differ materially from final reported results. The Company may from time to time update these publicly announced projections, but it is not obligated to do so.

About The Chefs’ Warehouse

The Chefs’ Warehouse, Inc. (http://www.chefswarehouse.com) is a premier distributor of specialty food products in the United States, the Middle East and Canada focused on serving the specific needs of chefs who own and/or operate some of the nation’s leading menu-driven independent restaurants, fine dining establishments, country clubs, hotels, caterers, culinary schools, bakeries, patisseries, chocolateries, cruise lines, casinos and specialty food stores. The Chefs’ Warehouse, Inc. carries and distributes more than 70,000 products to more than 44,000 customer locations throughout the United States, the Middle East and Canada.

Contact:
Investor Relations
Jim Leddy, CFO, (718) 684-8415

THE CHEFS’ WAREHOUSE, INC.
CONDENSED CONSOLIDATED STATEMENTS OF OPERATIONS
(unaudited; in thousands except share amounts and per share data)

	Thirteen Weeks Ended		Twenty-Six Weeks Ended
	June 28, 2024	June 30, 2023	June 28, 2024	June 30, 2023
Net sales	$954,704	$881,820	$1,829,192	$1,601,465
Cost of sales	725,702	673,376	1,390,754	1,223,313
Gross profit	229,002	208,444	438,438	378,152

Selling, general and administrative expenses	194,834	179,042	385,155	335,179
Other operating expenses, net	301	4,062	3,413	5,734
Operating income	33,867	25,340	49,870	37,239

Interest expense	11,690	12,006	24,934	22,012
Income before income taxes	22,177	13,334	24,936	15,227

Provision for income tax expense	6,653	3,467	7,481	3,959

Net income	$15,524	$9,867	$17,455	$11,268

Net income per share:
Basic	$0.41	$0.26	$0.46	$0.30
Diluted	$0.37	$0.25	$0.44	$0.29

Weighted average common shares outstanding:
Basic	37,924,931	37,634,127	37,871,080	37,570,595
Diluted	45,947,728	45,604,297	45,959,061	38,201,408

THE CHEFS’ WAREHOUSE, INC.
CONDENSED CONSOLIDATED BALANCE SHEETS
AS OF JUNE 28, 2024 AND DECEMBER 29, 2023
(unaudited; in thousands)

	June 28, 2024	December 29, 2023
Cash and cash equivalents	$38,340	$49,878
Accounts receivable, net	323,433	334,015
Inventories	310,355	284,528
Prepaid expenses and other current assets	68,421	62,522
Total current assets	740,549	730,943

Property and equipment, net	259,585	234,793
Operating lease right-of-use assets	179,813	192,307
Goodwill	356,531	356,021
Intangible assets, net	172,461	184,863
Other assets	6,482	6,379
Total assets	$1,715,421	$1,705,306

Accounts payable	$220,391	$200,547
Accrued liabilities	61,761	70,728
Short-term operating lease liabilities	23,502	24,246
Accrued compensation	37,254	37,071
Current portion of long-term debt	56,626	53,185
Total current liabilities	399,534	385,777

Long-term debt, net of current portion	660,759	664,802
Operating lease liabilities	173,042	184,034
Deferred taxes, net	17,413	14,418
Other liabilities	2,794	1,603
Total liabilities	1,253,542	1,250,634

Common stock	398	396
Additional paid in capital	356,363	356,157
Accumulated other comprehensive loss	(2,284)	(1,832)
Retained earnings	117,406	99,951
Treasury stock	(10,004)	—
Stockholders’ equity	461,879	454,672

Total liabilities and stockholders’ equity	$1,715,421	$1,705,306

THE CHEFS’ WAREHOUSE, INC.
CONDENSED CONSOLIDATED STATEMENTS OF CASH FLOWS
FOR THE TWENTY-SIX WEEKS ENDED JUNE 28, 2024 AND JUNE 30, 2023
(unaudited; in thousands)

	Twenty-Six Weeks Ended
	June 28, 2024	June 30, 2023
Cash flows from operating activities:
Net income	$17,455	$11,268

Adjustments to reconcile net income to net cash provided by operating activities:
Depreciation and amortization	18,771	15,682
Amortization of intangible assets	12,342	10,456
Provision for allowance for doubtful accounts	6,097	3,311
Deferred income tax provision	3,003	990
Loss on debt extinguishment	366	—
Stock compensation	8,754	10,581
Change in fair value of contingent earn-out liabilities	(615)	1,092
Intangible asset impairment	—	1,838
Non-cash interest and other operating activities	2,747	3,647
Loss on asset disposal
Changes in assets and liabilities, net of acquisitions:
Accounts receivable	4,269	(9,854)
Inventories	(25,431)	(35,450)
Prepaid expenses and other current assets	(3,368)	(2,435)
Accounts payable, accrued liabilities and accrued compensation	17,812	453
Other assets and liabilities	(1,976)	(796)
Net cash provided by operating activities	60,226	10,783

Cash flows from investing activities:
Capital expenditures	(33,123)	(23,155)
Cash paid for acquisitions	(315)	(119,580)
Net cash used in investing activities	(33,438)	(142,735)

Cash flows from financing activities:
Payment of debt and other financing obligations	(14,500)	(10,238)
Payment of finance leases	(3,839)	(1,442)
Common stock repurchases	(10,004)	—
Surrender of shares to pay withholding taxes	(7,283)	(2,115)
Cash paid for contingent earn-out liabilities	(3,550)	(3,210)
Borrowings under asset based loan facility and revolving credit facilities	813	50,000
Net cash provided by (used in) financing activities	(38,363)	32,995

Effect of foreign currency translation on cash and cash equivalents	37	(251)

Net change in cash and cash equivalents	(11,538)	(99,208)
Cash and cash equivalents at beginning of period	49,878	158,800
Cash and cash equivalents at end of period	$38,340	$59,592

THE CHEFS’ WAREHOUSE, INC.
RECONCILIATION OF GAAP NET INCOME PER SHARE
(unaudited; in thousands except share amounts and per share data)

	Thirteen Weeks Ended		Twenty-Six Weeks Ended
	June 28, 2024	June 30, 2023	June 28, 2024	June 30, 2023
Numerator:
Net income	$15,524	$9,867	$17,455	$11,268
Add effect of dilutive securities:
Interest on convertible notes, net of tax	1,322	1,397	2,628	—
Net income available to common shareholders	$16,846	$11,264	$20,083	$11,268
Denominator:
Weighted average basic common shares outstanding	37,924,931	37,634,127	37,871,080	37,570,595
Dilutive effect of unvested common shares	573,930	521,102	642,767	564,119
Dilutive effect of stock options and warrants	56,050	56,251	52,397	66,694
Dilutive effect of convertible notes	7,392,817	7,392,817	7,392,817	—
Weighted average diluted common shares outstanding	45,947,728	45,604,297	45,959,061	38,201,408

Net income per share:
Basic	$0.41	$0.26	$0.46	$0.30
Diluted	$0.37	$0.25	$0.44	$0.29

THE CHEFS’ WAREHOUSE, INC.
RECONCILIATION OF NET INCOME TO EBITDA AND ADJUSTED EBITDA
(unaudited; in thousands)

	Thirteen Weeks Ended		Twenty-Six Weeks Ended
	June 28, 2024	June 30, 2023	June 28, 2024	June 30, 2023
Net income	$15,524	$9,867	$17,455	$11,268
Interest expense	11,690	12,006	24,934	22,012
Depreciation and amortization	9,537	8,671	18,771	15,682
Amortization of intangible assets	6,171	5,759	12,342	10,456
Provision for income tax expense	6,653	3,467	7,481	3,959
EBITDA (1)	49,575	39,770	80,983	63,377

Adjustments:
Stock compensation (2)	4,555	5,247	8,754	10,581
Other operating expenses, net (3)	301	4,063	3,413	5,735
Duplicate rent (4)	1,082	1,851	2,444	4,060
Moving expenses (5)	667	186	746	186

Adjusted EBITDA (1)	$56,180	$51,117	$96,340	$83,939

1.We are presenting EBITDA and Adjusted EBITDA, which are not measurements determined in accordance with the U.S. generally accepted accounting principles, or GAAP, because we believe these measures provide additional metrics to evaluate our operations and which we believe, when considered with both our GAAP results and the reconciliation to net income, provide a more complete understanding of our business than could be obtained absent this disclosure. We use EBITDA and Adjusted EBITDA, together with financial measures prepared in accordance with GAAP, such as revenue and cash flows from operations, to assess our historical and prospective operating performance and to enhance our understanding of our core operating performance. The use of EBITDA and Adjusted EBITDA as performance measures permits a comparative assessment of our operating performance relative to our performance based upon GAAP results while isolating the effects of some items that vary from period to period without any correlation to core operating performance or that vary widely among similar companies.
2.Represents non-cash stock compensation expense associated with awards of restricted shares of our common stock and stock options to our key employees and our independent directors.
3.Represents non-cash changes in the fair value of contingent earn-out liabilities related to our acquisitions, non-cash charges related to asset disposals, asset impairments, including intangible asset impairment charges, certain third-party deal costs incurred in connection with our acquisitions or financing arrangements and certain other costs.
4.Represents rent and occupancy costs expected to be incurred in connection with our facility consolidations while we are unable to use those facilities.
5.Represents moving expenses for the consolidation and expansion of several of our distribution facilities.

THE CHEFS’ WAREHOUSE, INC.
RECONCILIATION OF NET INCOME TO ADJUSTED NET INCOME
(unaudited; in thousands except share amounts and per share data)

	Thirteen Weeks Ended		Twenty-Six Weeks Ended
	June 28, 2024	June 30, 2023	June 28, 2024	June 30, 2023
Net income	$15,524	$9,867	$17,455	$11,268
Adjustments to reconcile net income to adjusted net income (1):
Other operating expenses, net (2)	301	4,063	3,413	5,735
Duplicate rent (3)	1,082	1,851	2,444	4,060
Moving expenses (4)	667	186	746	186
Debt modification and extinguishment expenses (5)	77	—	1,141	376
Tax effect of adjustments (6)	(638)	(1,586)	(2,323)	(2,693)

Total adjustments	1,489	4,514	5,421	7,664

Adjusted net income	$17,013	$14,381	$22,876	$18,932

Diluted adjusted net income per common share	$0.40	$0.35	$0.55	$0.48

Diluted shares outstanding - adjusted	45,947,728	45,604,297	45,959,061	45,594,225

1.We are presenting adjusted net income and adjusted net income per share, which are not measurements determined in accordance with U.S. generally accepted accounting principles, or GAAP, because we believe these measures provide additional metrics to evaluate our operations and which we believe, when considered with both our GAAP results and the reconciliations to net income and net income available to common stockholders, provide a more complete understanding of our business than could be obtained absent this disclosure. We use adjusted net income and adjusted net income per share, together with financial measures prepared in accordance with GAAP, such as revenue and cash flows from operations, to assess our historical and prospective operating performance and to enhance our understanding of our core operating performance. The use of adjusted net income and adjusted net income per share as performance measures permits a comparative assessment of our operating performance relative to our performance based upon our GAAP results while isolating the effects of some items that vary from period to period without any correlation to core operating performance or that vary widely among similar companies.

2.Represents non-cash changes in the fair value of contingent earn-out liabilities related to our acquisitions, non-cash charges related to asset disposals, asset impairments, including intangible asset impairment charges, certain third-party deal costs incurred in connection with our acquisitions or financing arrangements and certain other costs.

3.Represents rent and occupancy costs expected to be incurred in connection with our facility consolidations while we are unable to use those facilities.

4.Represents moving expenses for the consolidation and expansion of several of our distribution facilities.

5.Represents debt modification costs, extinguishment costs and interest expense related to the write-off of certain deferred financing fees related to our credit agreements.

6.Represents the adjustments to the tax provision values to a normalized annual effective tax rate on adjusted pretax earnings to 30.0% and 26.0% for the second quarters and year-to-date periods of 2024 and 2023, respectively.

THE CHEFS’ WAREHOUSE, INC.
RECONCILIATION OF ADJUSTED NET INCOME PER SHARE
(unaudited; in thousands except share amounts and per share data)

	Thirteen Weeks Ended		Twenty-Six Weeks Ended
	June 28, 2024	June 30, 2023	June 28, 2024	June 30, 2023
Numerator:
Adjusted net income	$17,013	$14,381	$22,876	$18,932
Add effect of dilutive securities:
Interest on convertible notes, net of tax	1,322	1,397	2,628	2,794
Adjusted net income available to common shareholders	$18,335	$15,778	$25,504	$21,726
Denominator:
Weighted average basic common shares outstanding	37,924,931	37,634,127	37,871,080	37,570,595
Dilutive effect of unvested common shares	573,930	521,102	642,767	564,119
Dilutive effect of stock options and warrants	56,050	56,251	52,397	66,694
Dilutive effect of convertible notes	7,392,817	7,392,817	7,392,817	7,392,817
Weighted average diluted common shares outstanding	45,947,728	45,604,297	45,959,061	45,594,225

Adjusted net income per share:
Diluted	$0.40	$0.35	$0.55	$0.48

THE CHEFS’ WAREHOUSE, INC.
RECONCILIATION OF ADJUSTED EBITDA GUIDANCE FOR FISCAL 2024
(unaudited; in thousands)

	Low-End Guidance	High-End Guidance
Net Income:	$51,000	$53,000
Provision for income tax expense	21,750	22,750
Depreciation & amortization	62,000	65,000
Interest expense	48,000	52,000
EBITDA (1)	182,750	192,750

Adjustments:
Stock compensation (2)	17,000	18,000
Duplicate rent (3)	4,000	4,000
Other operating expenses (4)	3,500	3,500
Moving expenses (5)	750	750
Adjusted EBITDA (1)	$208,000	$219,000

1.We are presenting estimated EBITDA and Adjusted EBITDA for fiscal 2024, which are not measurements determined in accordance with the U.S. generally accepted accounting principles, or GAAP, because we believe these measures provide additional metrics to evaluate our currently estimated results and which we believe, when considered with both our estimated GAAP results and the reconciliation to our estimated net income, provide a more complete understanding of our business than could be obtained absent this disclosure. We use EBITDA and Adjusted EBITDA, together with financial measures prepared in accordance with GAAP, such as revenue and cash flows from operations, to assess our historical and prospective operating performance and to enhance our understanding of our performance relative to our performance based upon GAAP results while isolating the effects of some items that vary from period to period without any correlation to core operating performance or that vary widely among similar companies.

2.Represents non-cash stock compensation expense associated with awards of restricted shares of our common stock and stock options to our key employees and our independent directors.

3.Represents rent and occupancy costs expected to be incurred in connection with our facility consolidations while we are unable to use those facilities.

4.Represents non-cash changes in the fair value of contingent earn-out liabilities related to our acquisitions, non-cash charges related to asset disposals, asset impairments, including intangible asset impairment charges, certain third-party deal costs incurred in connection with our acquisitions or financing arrangements and certain other costs.

5.Represents moving expenses for the consolidation and expansion of several of our distribution facilities.